Exhibit 99.1

PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations	April 19, 2010
(804) 788-1824

MASSEY ENERGY COMPLETES ACQUISITION OF

CUMBERLAND RESOURCES CORPORATION AND AFFILIATED COMPANIES

Acquisition to Significantly Increase Metallurgical Coal Production and Reserves

Richmond, Virginia, April 19, 2010 – Massey Energy Company (NYSE: MEE) announced today that it has completed its acquisition of Cumberland Resources Corporation and its affiliated companies for a purchase price of $640 million in cash, subject to working capital adjustments, and 6,519,034 shares of Massey common stock. The number of shares issued was calculated by dividing $320 million by the average closing price of Massey common stock for the 20 trading days ending on April 16, 2010. Cumberland was one of the largest privately held coal producers in the United States with 2009 produced coal revenue of $550 million generated from the production and sale of 7.8 million tons of high quality Central Appalachian coal. Massey acquired Cumberland free of debt.

The Cumberland operations include primarily underground coal mines in Southwestern Virginia and Eastern Kentucky. The acquisition includes an estimated 416 million tons of contiguous coal reserves, a preparation plant in Kentucky served by the CSX railroad and a preparation plant in Virginia served by the Norfolk Southern railroad. Of the estimated reserves, Massey believes more than half (216 million tons) have metallurgical coal qualities. Including the acquired Cumberland reserves, Massey now has an estimated total reserve base of 2.9 billion tons, of which approximately 1.3 billion tons are of metallurgical quality.

Massey President Baxter F. Phillips, Jr. has been the executive overseeing the Cumberland transaction since discussions were first initiated in January. Regarding the closing Phillips commented, “We are very pleased to conclude this acquisition and we look forward to integrating the Cumberland operations into our business. We welcome Cumberland’s workforce of over 1,000 talented and experienced miners and support staff and are proud to have them as part of the Massey organization.”

Massey’s Chairman and CEO, Don Blankenship, was unable to attend the closing. Speaking on his behalf, Phillips noted that Blankenship has been extremely enthusiastic about the transaction as he considers Cumberland to be a great asset and an excellent fit with Massey’s business strategy.

About Massey

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included the S&P 500 index.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances or events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others: the Company’s cash flows, results of operation or financial condition; the impact of the Upper Big Branch mine explosion; the successful completion of acquisition, disposition or financing transactions, including the acquisition of Cumberland, and the effect thereof on our business; our ability to successfully integrate the operations we acquire, including as a result of the acquisition of Cumberland; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage; inherent complexities make it more difficult and costly to mine in Central Appalachia than in other parts of the United States; our production capabilities to meet market expectations and customer requirements; our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts; our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner; the cost and availability of transportation for our produced coal; our ability to expand our mining capacity; our ability to manage production costs, including labor costs; adjustments made in price, volume or terms to existing coal supply agreements; the worldwide market demand for coal, electricity and steel; environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy; competition among coal and other energy producers, in the United States and internationally; our ability to timely obtain necessary supplies and equipment; our reliance upon and relationships with our customers and suppliers; the creditworthiness of our customers and suppliers; our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; our assumptions and projections concerning economically recoverable coal reserve estimates; our failure to enter into anticipated new contracts; future economic or capital market conditions; foreign currency fluctuations; the availability and costs of credit, surety bonds and letters of credit that we require; the lack of insurance against all potential operating risks; our assumptions and projections regarding pension and other post-retirement benefit liabilities; our interpretation and application of accounting literature related to mining specific issues; our assumptions concerning economically recoverable coal reserve estimates, and the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

Additional information concerning these and other factors can be found in press releases and Massey’s public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed on March 1, 2010. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). For further information, please visit Massey’s website at www.masseyenergyco.com.

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